Exhibit 21.1

TechTarget, Inc.

List of Subsidiaries

	September 30,	September 30,	September 30,
Subsidiary Legal Name	Employer ID Number	% Owned	State/Country Incorporated

Bitpipe, Inc.	04-3442108	100%	DE
TechTarget Securities Corporation	20-1921630	100%	MA
TechTarget Limited	NA	100%	United Kingdom
KnowledgeStorm, Inc.	58-2512952	100%	DE
TechTarget (HK) Limited	NA	100%	Hong Kong
TechTarget (Beijing) Information Technology Consulting Company, Limited	NA	100%	China
TechTarget (Australia) Pty Ltd	NA	100%	Australia